Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Hongyu Pan, CFO	Crocker Coulson, President
Email: ir@cski.com.cn	Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical

to Jointly Launch Adult Stem Cell Research Enterprise

Harbin, China, December 16, 2011 — China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that its wholly-owned subsidiary, Harbin Tian Di Ren Medical Science and Technology Company (“TDR”), signed an agreement (the “Agreement”) to jointly set up a new company, Harbin Tian Xin Biological Engineering Ltd.

Harbin Tian Xin Biological Engineering Ltd. is being organized to perform the storage of umbilical cord stem cells. It is also to perform the clinical applications of bone marrow stem cells, intercord mesenchymal stem cells and other human stem cells.

“As we have been involved in this area of research for the past several years, we are optimistic as to the potential of the stem cell storage and application sector. We are pleased to attract outside investors to this new venture to strengthen our capability in terms of technology and capital,” commented Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical. “We expect that Harbin Tian Xin Biological Engineering Ltd. will be formally put into operation in the first quarter of 2012 and new products and services might be introduced into the market as early as year-end 2012.” Mr. Liu added.

On December, 12, 2011, TDR entered into an Agreement with three parties, the No. Four Hospital Associated with Harbin Medical Science University, Harbin Zheng Yuan Construction Group and Mr. Xiao-wei Zhang, pursuant to which they will jointly set up the new company for a total capital commitment of RMB 230.0 million (approximately around $36.3 million). TDR shall invest RMB 90.0 (approximately around $14.2 million) for an ownership stake of 39%. The four parties agreed in the Agreement that 65% of the committed capital is payable within 15 days upon execution of the Agreement, and the remaining 35% is payable within six months after initial payment is made. In addition, TDR shall have the right to appoint Harbin Tian Xin’s Chairman and General Manager.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s business development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, the potential of introduced or undetected flaws and defects in products, consumer acceptance of new products to be launched and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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